EXHIBIT 10.44

THIS FOURTH AMENDMENT TO LEASE dated as of April 2, 2009, made by and between 30 RAMLAND ROAD, LLC, having an office in care of GHP Office Realty, LLC, Four West Red Oak Lane, White Plains, New York 10604, as “Landlord,” and VISION-SCIENCES, INC., having an office at 40 Ramland Road, Orangeburg, New York 10962, as “Tenant.”

W I T N E S S E T H

WHEREAS, Landlord is the Landlord of the real property and building located thereon commonly known as and located at 40 Ramland Road, Orangeburg, New York 10962 (the “Building”);

WHEREAS, pursuant to that certain Agreement of Lease, dated as of March 23, 2000 (the “Original Lease”), as amended by that First Amendment of Lease dated as of August 31, 2000,  as further amended by Second Amendment to Lease dated as of January 7, 2005, and as further amended by Third Amendment to Lease dated as of December 26, 2006 (hereinafter referred to collectively as the “Lease”), Landlord’s predecessor in interest leased to Tenant a portion of the First (1st) floor of the Building which shall be deemed to consist of Fifteen Thousand, Two Hundred and Fifty  (15,250) rentable square feet and which premises are more particularly described in the Lease (the “Original Premises”), for a period ending on August 31, 2010;

WHEREAS, Tenant has outgrown the Original Premises and wants to lease from the Landlord additional space located on the First (1st) floor of the Building which shall be deemed to consist of Five Thousand, Two Hundred Fifty (5,250) rentable square feet, as more particularly shown on EXHIBIT “A“annexed hereto (the “Second Additional Space”) for the Additional Term (as hereinafter defined);

WHEREAS, Landlord and Tenant want to extend and modify the Lease, as hereinafter provided;

NOW, THEREFORE, in consideration of the mutual agreements of the parties hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE - 1 DEFINITIONS

SECTION 1.01.  For the purposes of this Fourth Amendment to Lease, and all agreements supplemental to this Fourth Amendment to Lease, unless the context otherwise requires:

A.  All capitalized terms used herein and not otherwise defined herein but defined in the Lease shall have the meanings ascribed to said terms as set forth in the Lease, unless otherwise so noted.

B. As used herein, the “Second Additional Space Commencement Date” shall mean the earlier to occur of: (i) the date upon which Tenant substantially completes Tenant’s Work (as hereinafter defined); or (ii) the date in which Tenant occupies the Second Additional Space for the conduct of its business. Upon determination of the date which is the Second Additional Space Commencement Date and/or the Expiration Date, as provided in this Section, either party, upon the request of the other, shall execute and deliver to the other a certificate setting forth the Second Additional Space Commencement Date, and/or the Expiration Date in the form annexed hereto as EXHIBIT “B”, but the failure to execute and deliver such certificate shall not detract from the effectiveness of any of the provisions of this Lease.

C. “Additional Term” shall mean the period commencing on the Second Additional Space Commencement Date and expiring on the Expiration Date

D.  “Expiration Date” shall mean the last day of the month in which the sixth (6th) anniversary of the Second Additional Space Commencement Date occurs.

E. “Substantial Completion” or words of similar effect shall mean as follows: The Second Additional Space shall be deemed complete on the earliest date on which Tenant’s Work in the Second Additional Space has been substantially completed, notwithstanding the fact that minor or insubstantial details of construction, mechanical adjustment or decoration remain to be performed, the non-completion of which would not materially interfere with Tenant's use of the Second Additional Space.  (As all the space occupied by VSI is being renovated, “Substantial Completion” would relate to the entire space.)

ARTICLE-2 ADDITIONAL TERM

SECTION 2.01.  A.  Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the Original Premises for the Additional Term.  The parties hereto acknowledge that Tenant presently occupies the Original Premises and knows the condition thereof.  Except as otherwise specifically provided for in this Fourth Amendment to Lease, Landlord shall have no obligation whatsoever to perform any build-out or similar work to the Original Premises, and Tenant agrees to accept same in “AS IS” physical order and condition on the Second Additional Space Commencement Date and without any representation or warranty, express or implied, in fact or by law, by Landlord, and without recourse to Landlord, as to title thereto, the nature, square footage, condition or usability thereof or as to the use or occupancy which may be made thereof.

B. Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the Second Additional Space for the Additional Term.  Tenant has inspected the Second Additional Space and the state of title thereto and Tenant accepts the Second Additional Space in its “AS IS” state and condition on the Second Additional Space Commencement Date and without any representation or warranty, express or implied, in fact or by law, by Landlord, and without recourse to Landlord, as to title thereto, the nature, condition, square footage or usability thereof or as to the use or occupancy which may be made thereof.

ARTICLE-3 TENANT’S WORK; LANDLORD’S CONTRIBUTION

SECTION 3.01 A.  Tenant shall build out the Second Additional Space with finishes, lighting and fixtures, equipment, furniture, furnishings, floor coverings, and the like for general office use (collectively, “Tenant’s Work”).  The plans for Tenant’s Work (the “Floor Plans”) are annexed hereto as EXHIBIT “C” and have been approved by Landlord.

B.  Landlord will pay all architect related costs.

C.  Tenant shall obtain all permits and approvals required in connection with Tenant’s Work, and the Floor Plans shall be subject to revisions based on laws and requirements of public authorities and requirements of insurance bodies.  If any common foyers or exit passes mandated by such regulations are used by more than one tenant, the size of such areas or passages and the rent therefor shall be apportioned among the tenants in relation to the total square footage which they proportionately occupy, and Tenant’s share of such charges shall be payable as additional rent.

D.  Tenant and its contractors shall be entitled to access to the Second Additional Space provided they accept the administrative supervision of Landlord.  Worker’s Compensation, public liability and property damage insurance, as set forth in this Lease, shall be maintained by Tenant and/or its contractors, and certificates of such insurance shall be furnished to Landlord upon execution and delivery of this Fourth Amendment to Lease.  Tenant shall use the Second Additional Space for general office, storage and warehouse purposes only.  Tenant shall not make any additional alterations or additions in the Second Additional Space other than cosmetic modifications without the prior written permission of Landlord, which shall not be unreasonably withheld or delayed.

SECTION 3.02. Landlord shall make a contribution (“Landlord’s Contribution”) in the amount of sums expended by Tenant on Tenant’s Work, but in no event greater than $160,000.00,  which  shall be applied to Soft Costs (hereinafter defined) and “Hard Costs” (hereinafter defined) only.  Such Landlord’s Contribution shall be made directly to Tenant’s contractor or subcontractors, as the case may be, in Pro Rata Installments:

(i) Tenant shall have delivered to Landlord a completed requisition for payment, signed and certified as true by Tenant and by Tenant’s architect, stating the amount requested for payment, which shall include the percentage of Tenant’s Work that has been completed, and shall indicated a minimum of ten (10%) percent retainage of payments by Tenant to its contractors;

(ii) Such Tenant’s Work shall have been completed in accordance with Floor Plans approved by Landlord and other wise in accordance with the Lease, including, without limitation, such completion shall be certified by Tenant and Tenant’s architect;

(iii) Tenant shall not be in default under the Lease beyond the expiration of any applicable notice and cure period; and

SECTION 3.03.  The final Pro Rata Installment, which shall not be less than 10% of Landlord’s Contribution, shall not be paid until, in addition to satisfaction of the provisions above, Tenant provides Landlord with evidence that the applicable municipal department has issued the appropriate sign-offs relating to Tenant’s Work (if such sign-off shall be required).  “Pro Rata Installments” shall mean the cost of the proportion of Tenant’s Work performed multiplied by a fraction, the numerator of which is Landlord’s Contribution and the denominator of which is the total cost of Tenant’s Work, as reasonably estimated by Landlord based upon information, plans and construction contracts given by Tenant to Landlord.  The term “Soft Costs” shall mean any amounts paid by Tenant in connection with Tenant’s Work attributable to architect, attorney, engineering and permit and filing fees, as well as moving costs, the costs of installing computer, telephone and electronic equipment and the cost of telephone system equipment.  “Hard Costs” shall include all other costs incurred by Tenant in connection with Tenant’s Work, including, without limitation, carpeting, computer cabling, electrical work and cabling, supplemental air conditioning units and coils for air conditioning units, built in cabinetry and built in furniture and all other items of construction and renovation.

SECTION 3.04.  Upon the disbursement of the entire Landlord’s Contribution, Landlord shall have no further obligation or liability whatsoever to Tenant for further disbursement of any portion of Landlord’s Contribution to Tenant.  It is expressly understood and agreed that Tenant shall complete at its sole cost and expense, Tenant’s Work, whether or not Landlord’s Contribution is sufficient to fund such completion.  Any costs to complete Tenant’s Work in excess of Landlord’s Contribution shall be the sole responsibility and obligation of Tenant.

ARTICLE-4 LANDLORD’S WORK

SECTION 4.01.    Landlord (which term as used herein may be deemed to mean Landlord and/or Landlord's affiliated or non-affiliated contractor) shall perform the work set forth and described on EXHIBIT “D” annexed hereto (collectively, the “Landlord’s Work”).

ARTICLE - 5 LEASE AMENDMENTS

SECTION 5.01.  Effective as of the date of the Second Additional Space Commencement Date, the Lease is hereby modified as follows:

A.  The term “demised premises” or “Demised Premises” as defined in the Lease is hereby deleted in its entirety and a new definition is added as follows:

“Demised Premises” shall mean that portion of the First (1st) Floor in the Building and which shall be deemed to consist of Fifteen Thousand, Two Hundred and Fifty (15,250), rentable square feet and which is more particularly described in the Lease together with that portion of the First (1st) Floor in the Building and which shall be deemed to consist of Five Thousand, Two Hundred Fifty (5,250) rentable square feet and which is more particularly described on EXHIBIT “A“ annexed hereto and made a part hereof for a total of Twenty Thousand, Five Hundred (20,500) rentable square feet.”

B.  The “Term” as set forth in Section 3.1 of the Lease and paragraph 1 of the Second Amendment to Lease shall mean the Additional Term as defined in this Fourth Amendment to Lease.

C.   Section 5.2 of Article 5 of the Lease entitled “Real Estate Tax Payment” is hereby amended to provide that Tenant’s percentage share shall be amended from Nineteen and Six One Hundredths (19.06%) percent to  Twenty-Five (25%) percent.

D.  Section 6.1 of Article 6 of the Lease entitled “Expense Payment” (as amended by paragraph G of the Third Amendment to Lease) is hereby amended to delete the words “multiplied by $22,875 (based on 15,250 square feet multiplied by $1.50)” and to insert the words “multiplied by $30,750 (based on 20,500 square feet multiplied by $1.50)” in their place.  Such base amount is included in the fixed annual rent shown below.

E. The Fixed Annual Rent set forth in the Lease is hereby deleted and a new rent schedule is hereby added as follows:

Period	Fixed Annual Rent	Fixed Monthly Rent
Second Additional Premises Commencement Date to the day preceding the Second (2nd) Anniversary of the Second Additional Premises Commencement Date	$322,875.00	$26,906.00
The Second (2nd) Anniversary of the Second Additional Premises Commencement Date to the day preceding the Fourth (4th) Anniversary of the Second Additional Premises Commencement Date	$333,125.00	$27,760.00
The Fourth (4th) Anniversary of the Second Additional Premises Commencement Date to the Expiration Date	$343,375.00	$28,615.00

F. Section 7.1 (i) is hereby inserted into the Lease immediately after Section 7.1 (h) as follows:

“(i) Landlord shall provide electricity to Tenant in the Additional Space on a metered basis.   In connection therewith, Tenant agrees to pay to Landlord 100% of the existing electric meters measuring electrical usage on the First (1st) Floor of the Building during the Additional Term.”

G.   Article 31 of the Lease entitled “Notices” is hereby amended by providing that all notices to Landlord under the Lease shall be sent to 30 Ramland Road, LLC in care of GHP Office Realty, LLC, Four West Red Oak Lane, White Plains, New York 10604.

H. Article 35 of the Lease entitled “Security Deposit” is hereby amended by providing that Tenant shall deposit with Landlord the additional sum of $15,928.00, which together with the existing sum equal to $41,302.02, for a total of $57,230.00 shall comprise the security held by Landlord for the faithful performance and observance by Tenant of the terms, provisions and conditions of the Lease.

I.  The Lease is hereby amended to insert the following Article 52 immediately following Article 51 thereof:

“52.  Cleaning.   Tenant, at its own cost and expense, shall keep the Demised Premises clean and in good order, and shall employ only such cleaning contractors as are approved by Landlord.  In the event of Tenant's failure to keep the Demised Premises, including, but not limited to the bathrooms, clean and in good order, Landlord shall have the right, at Tenant's expense, to take all necessary and proper measures to clean the Demised Premises.  At Landlord's option, Tenant shall pay to Landlord, as additional rent, the cost of employing a cleaning contractor, on a regular basis, to keep the Demised Premises clean and in good order.  Tenant shall keep the bathrooms comprising a part of the Demised Premises, stocked with paper towels and all other bathroom products.  Landlord shall furnish and install all replacement lighting, tubes, lamps, bulbs and ballasts required in the Demised Premises, and Tenant shall pay to Landlord or its designated contractor upon demand Landlord’s then established charges for labor and materials in connection therewith.”

J. The Lease is hereby amended to delete any obligation of Landlord to perform alterations or work to the Demised Premises in preparation for Tenant’s occupancy, other than Landlord’s Work as set forth in this Fourth Amendment to Lease.

ARTICLE – 6 BROKERS

SECTION 6.01.    Tenant represents that in connection with this Fourth Amendment to Lease it dealt with no broker, nor has Tenant had any correspondence or other communication in connection with this Fourth Amendment to Lease with any other person who is a broker other than GHP Office Realty, LLC (the “Brokers”), and that so far as Tenant is aware no brokers other than the Brokers negotiated this Fourth Amendment to Lease.  Each party hereby indemnifies the other party and holds it harmless from any and all loss, cost, liability, claim, damage, or expense (including court costs and attorneys’ fees) arising out of any inaccuracy of the above representation.  Landlord agrees to pay the Brokers their commissions pursuant to a separate written agreement with the Brokers.

ARTICLE - 7 CONFIDENTIALITY

SECTION 7.01.  A. In anticipation of executing and delivering this Fourth Amendment to Lease, Tenant hereby agrees to keep the rent, additional rent and all other material terms of the Lease , as amended by this Fourth Amendment to Lease (hereinafter such information is referred to collectively as the “Confidential Information”) secret and confidential and will not disclose it, directly or indirectly, to any other person, firm or entity without the specific written approval and consent of Landlord, except to the extent required by law.

B.  The agreement to keep the Confidential Information secret and confidential pursuant to this Section shall be for a period of one (1) year succeeding the expiration or sooner termination of the Lease and shall apply to each, every and all communications, negotiations and conversations between Tenant and any other person, entity or thing.

C.  Tenant acknowledges that breach of this Article will cause irreparable damage to Landlord and hereby consents to the issuance of an injunction restraining such breach as a matter of course in any action instituted for that purpose without limitation to any additional remedies Landlord may seek against Tenant to protect such Confidential Information.

ARTICLE - 8 MISCELLANEOUS

SECTION 8.01.  Tenant represents that: (i) Landlord is not in default of any of its obligations under the Lease; (ii) Tenant has no claims against Landlord as of the date of this Fourth Amendment to Lease; and (iii) Tenant is in possession of the Original Premises.

SECTION 8.02.  All other terms, covenants and conditions of the Lease, as amended, including, but not limited to, the obligation to pay the Tax Payments, Expense Payments and all other additional rent items, and all exhibits and schedules thereto shall remain in full force and effect, are hereby ratified, confirmed and incorporated herein by reference as though set forth fully herein at length.

SECTION 8.03.   It is understood and agreed that this Fourth Amendment to Lease is submitted to the Tenant for signature with the understanding that it shall not bind the Landlord unless and until it has been executed by Landlord and delivered to Tenant or Tenant's attorney.

IN WITNESS WHEREOF, Landlord and Tenant have executed this FOURTH AMENDMENT TO LEASE as of the date and year first above written.

30 RAMLAND ROAD, LLC, (Landlord)

By: /S/ Andrew Greenspan
Name:  Andrew Greenspan
Title:    Member/Manager

VISION-SCIENCES, INC, (Tenant)

By: /S/ Katherine L. Wolf
Name: Katherine L. Wolf
Title: Chief Financial Officer

EXHIBIT ”B”

THE COMMENCEMENT DATE CERTIFICATE

DECLARATION BY LANDLORD AND TENANT AS TO DATE OF THE SECOND ADDITIONAL SPACE COMMENCMENT DATE

Attached to and made a part of the Lease dated the 23rd day of March, 2000, as amended from time to time, entered into and by 30 RAMLAND ROAD, LLC,  as LANDLORD, and _________________________________________, as TENANT.

LANDLORD AND TENANT do hereby declare that the Second Additional Space Commencement Date occurred on the _____ day of _________________, 20___.   The Lease is in full force and effect, and as of the date hereof LANDLORD has fulfilled all of its obligations under the Lease. The Expiration Date is _____________________, 20___ unless the Lease is sooner terminated.

IN WITNESS WHEREOF, the parties to this Commencement Date Certificate have executed the same on the day and in the year first above written.

30 RAMLAND ROAD, LLC, Landlord

By:_________________________________________________
Name:     Andrew Greenspan
Title:       Member/Manager

Vision-Sciences, Inc. , Tenant

    By: /S/ Katherine L. Wolf
Name: Katherine L. Wolf
    Title: Chief Financial Officer

EXHBIT “D “
Landlord ‘s Work

Parking Lot Drainage
Landlord to cut a trench and install new perforated pipe below grade to collect ground water and surface water in the front parking lot.  This water will be redirected to an existing catch basin.  The asphalt will be repaired in these areas.  These upgrades will be designed by licensed engineer.

Landscaping
Landlord and tenant to mutually agree on upgrades to landscaping around the main entrance.  Landlord to provide tenant with an architectural plan to tenant for their review and approval.  This work would include the removal of trees at the entrance.

Sidewalk Pavers
Landlord to install new pavers at main entrance.  The pavers will be extended on either side of the sidewalk and include an area on each side for a bench and plantings.  Material cost shall not exceed $6 / sf.  See plan attached as Exhibit A.

Awning	Landlord to install new fabric awning over the main entry doors. Awning will be no wider than the current opening and color will be selected by Owner.

Electric Service
Landlord will provide a new 400 amp service from the building electrical service and feed a new 200 amp panel.  We will tap the existing service cables and provide a new utility meter.  This panel will be located in the existing meter room.  This will give the tenant 1,100 total amps with the ability to add an additional 100 - 150 amps in the future.

Supplemental HVAC
The Landlord will install one new HVAC unit the new warehouse area (approximately 1,600 sf).  This new unit will be consistent with other equipment serving the space and the same load calculations will be followed.  This new unit will have a maximum of 5 tons of cooling.  Once the construction of the demised premises is complete, the Landlord will balance the entire space.

Windows	Landlord to inspect and caulk all windows as needed.

Signage	Landlord to provide a location for a sign, on grade, in front of the building.

Lobby	The front lobby would match the new Tenant reception area.

General	The Landlord will power wash the front of the building, the vending machine will be removed from the lobby, and the space under the steps will be emptied.